Exhibit 23.3
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 1, 2013, with respect to the consolidated financial statements of Lone Star NGL LLC and subsidiaries as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and for the period from March 21, 2011 (Inception) to December 31, 2011, which report is included in the Annual Report of Regency Energy Partners LP on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Regency Energy Partners LP on Forms S-3 (File No. 333-169307, File No. 333-169901, File No. 333-174578, File No. 333-181690, and File No. 333-185179) and on Forms S-8 (File No. 333-140088, File No. 333-167082, and File No. 333-178573).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 1, 2013